Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

NLS Pharmaceutics Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common shares, par value CHF 0.03	(1)	Other	5,000,000	$2.03	$10,150,000.00	0.0001531	$1,553.97

Total Offering Amounts:							$10,150,000.00		1,553.97
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,553.97

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the common shares, par value CHF 0.03 per share, or Common Shares, being registered hereby include an indeterminate number of additional Common Shares as may from time to time become issuable by reason of share splits, stock dividends, recapitalizations or other similar transactions.

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices of the Common Shares on the Nasdaq Capital Market on September 19, 2025.

The Registrant will not receive any proceeds from the sale of its Common Shares by the selling shareholders.

All Common Shares are to be offered for resale by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-1.